Exhibit 4.9

EXECUTION COPY

This SUBORDINATION AGREEMENT (this “Agreement”), dated as of July 10, 2008 is among MRU Holdings, Inc., a Delaware corporation (the “Company”), Printworks Series E LLC, a Delaware Limited Liability Company, Battery Ventures VII, L.P., a Delaware Limited Partnership, Battery Investment Partners VII, LLC, a Delaware Limited Liability Company (each a “Subordinated Creditor” and collectively the “Subordinated Creditors”), the Buyers (as defined in the Purchase Agreement described below), and Viking Asset Management, LLC, a California limited liability company, in its capacity as collateral agent for itself and for the Buyers (including any successor agent, hereinafter, the “Collateral Agent”).

R E C I T A L S

A.           Company has executed and delivered to the Buyers those certain secured senior notes dated as of October 19, 2007 (as any of the same may be amended, supplemented, restated or modified and in effect from time to time, the “Note”).  The Note was issued pursuant to that certain Securities Purchase Agreement dated as of October 19, 2007 (as the same has been and hereafter may be amended, modified, supplemented or restated, the “Purchase Agreement”) by and among the Company and Buyers, and pursuant to which the Buyers have made certain loans (“Loans”) to the Company.

B.           Each of Embark Corp., a Delaware corporation, Embark Online, Inc., a Delaware corporation, Goto College Holdings Inc., a Delaware corporation, iempower, Inc., a Delaware corporation, MRU Originations, Inc., a Delaware corporation and MRU Universal Guaranty Agency, Inc., each such entity, together with each other person or entity who becomes a party to the Guaranty (as defined herein) by execution of a joinder in the form of Exhibit A attached thereto, is referred to individually as a “Viking Guarantor,” and collectively as the “Viking Guarantors”) have executed a Guaranty dated as of October 19, 2007 (as the same may be amended, supplemented, restated or modified and in effect from time to time, the “Guaranty”) in favor of the Collateral Agent in respect of Company’s obligations under the Purchase Agreement and the Note.

C.           The Company and the Subordinated Creditors have entered into promissory notes, and a Note and Warrant Purchase Agreement, dated as of even date herewith, pursuant to which, among other things, the Subordinated Creditors have extended credit to the Company in the aggregate original principal amount of $5,000,000 (as each may be amended, supplemented, restated or otherwise modified from time to time as permitted hereunder and including any notes issued in exchange or substitution therefor, the “Subordinated Notes”), and pursuant to which the Company has agreed that:

1)           to the extent the Company issues and sells equity securities (the “Equity Securities”) pursuant to an equity financing (including the issuance of Equity Securities upon the conversion or exchange of debt securities (the “Automatically Converting  Debt Securities”) issued after the date hereof in connection with such equity financing) in which the Company receives at least Seventy Five Million Dollars ($75,000,000) (inclusive of the consideration received for the issuance of the Company’s Series B-2 Convertible Preferred Stock and all other securities that convert into Equity Securities) in gross proceeds and 60% of such gross proceeds (at least $45,000,000) is attributable to one investor or a group of related investors  (a “Qualifying Financing”), then:

a.           upon the issuance of the Automatically Converting Debt Securities, if any, the Company shall, exclusively with net proceeds received from the sale of the Automatically Converting Debt Securities ("Debt Proceeds"), first, redeem Five Million Six Hundred Thousand Dollars ($5,600,000) in principal amount of the Note pursuant to the terms of the Note (the “Required Redemption”) and second, to the extent there remain Debt Proceeds therefor, pay the Subordinated Creditor and any other purchaser of promissory notes of the Company issued on even date herewith and subject to a comparable subordination agreement among the holders thereof and the parties hereto other than the Subordinated Creditor (the "Other Promissory Notes"), the outstanding principal amount of the Subordinated Note and the Other Promissory Notes together with accrued but unpaid interest thereon, pro rata based on the outstanding principal amount of each such note;

b.           upon the issuance of the Equity Securities and after consummation of the Required Redemption (to the extent the Required Redemption was not consummated pursuant to the immediately preceding clause a.), the outstanding principal amount of the Subordinated Note, together with accrued but unpaid interest thereon, may, to the extent not paid pursuant to the immediately preceding clause a., be repaid in full (the Required Redemption and the payments thereafter of principal and interest on the Subordinated Note and the Other Promissory Notes as described in this clause b. and clause a. immediately above, following a Qualifying Financing, shall collectively be referred to herein as the “Subordinated Note Prepayment”), in each case in accordance with the terms of the Subordinated Note, as in effect on the date hereof, without amendment or modification hereafter.

In addition, in connection with the issuance of the Subordinated Note, the Company has issued to the Subordinated Creditors warrants to purchase in the aggregate 2,222,222 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a per share exercise price of $2.25  (collectively, the “Warrants” and individually, each, a “Warrant”).

NOW, THEREFORE, in reliance upon this Agreement, and as required by the terms of the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

    1.               Definitions.  All capitalized terms used but not elsewhere defined in this Agreement shall have the respective meanings ascribed to such terms in the Purchase Agreement and the Note. The following terms shall have the following meanings in this Agreement:

Buyers shall mean holders of Senior Indebtedness including, without limitation, any holder of any Senior Indebtedness after the consummation of any Permitted Refinancing.

Enforcement Action is defined in subsection 2.7.

Loan Documents means the collective reference to the Purchase Agreement and the Note, the Security Agreement, the Guaranty and each of the other agreements to which the Company or any Viking Guarantor is a party or is bound in connection with the transactions contemplated under the Purchase Agreement and the Note.

Paid in Full or Payment in Full shall mean the indefeasible payment in full in cash of all Senior Indebtedness and termination of all commitments to lend under the Loan Documents and Permitted Refinancing Loan Documents.

Permitted Refinancing means any refinancing of the Senior Indebtedness.

Permitted Refinancing Loan Documents means any and all agreements, documents and instruments executed in connection with a Permitted Refinancing of Senior Indebtedness.

Proceeding is defined in subsection 2.3.

Senior Indebtedness shall mean the obligations, liabilities and other amounts owed under the Purchase Agreement, the Note or any other Loan Document including all interest, fees, expenses, indemnities and enforcements costs, whether before or after the commencement of a Proceeding and without regard to whether or not an allowed claim, and all obligations and liabilities incurred with respect to Permitted Refinancings, together with any amendments, restatements, modifications, renewals or extensions of any thereof.

Subordinated Creditors shall mean the “Subordinated Creditors” that are signatories to this Agreement and any other holders of the Subordinated Notes or any other Subordinated Indebtedness from time to time as permitted hereunder.

Subordinated Default shall mean a default in the payment of the Subordinated Indebtedness, or performance of any term, covenant or condition contained in the Subordinated Indebtedness Documents or the occurrence of any event or condition, which default, event or condition permits the Subordinated Creditors to accelerate or demand payment of all or any portion of the Subordinated Indebtedness.

Subordinated Default Notice shall mean a written notice to Collateral Agent pursuant to which Collateral Agent is notified of the existence of a Subordinated Default, which notice incorporates a reasonably detailed description of such Subordinated Default.

Subordinated Indebtedness shall mean all of the obligations of the Company to the Subordinated Creditors evidenced by the Subordinated Notes and all other amounts now or hereafter owed by the Company to the Subordinated Creditors pursuant to the Subordinated Indebtedness Documents.

Subordinated Indebtedness Documents shall mean each of the Subordinated Notes and all other documents and instruments evidencing or pertaining to any portion of the Subordinated Indebtedness, as amended, supplemented, restated or otherwise modified from time to time as permitted hereunder.

2.           Subordination of Subordinated Indebtedness to Senior Indebtedness.

2.1           Subordination.  The payment of any and all of the Subordinated Indebtedness hereby expressly is subordinated, to the extent and in the manner set forth herein, to the Payment in Full of the Senior Indebtedness.  Each holder of Senior Indebtedness, whether now outstanding or hereafter arising, shall be deemed to have acquired Senior Indebtedness in reliance upon the provisions contained herein.

2.2           Restriction on Payments.  Notwithstanding any provision of the Subordinated Indebtedness Documents to the contrary and in addition to any other limitations set forth herein or therein, no payment (whether made in cash, securities (except as set forth in the following sentence) or other property or by set-off) of principal, interest or any other amount due with respect to the Subordinated Indebtedness shall be made or received, and no Subordinated Creditor shall exercise any right of set-off or recoupment with respect to any Subordinated Indebtedness, until all of the Senior Indebtedness is Paid in Full.  Notwithstanding anything to the contrary contained in the preceding sentence or in the Loan Documents, the following shall not be deemed a violation of (i) this Subordination Agreement or (ii) the Loan Documents:

(i)           the Subordinated Note Prepayment; and

(ii)           the issuance of shares of Common Stock to the Subordinated Creditors upon the exercise of the Warrants,

in each case in accordance with the terms of the Subordinated Notes and the Warrants, as in effect on the date hereof, without amendment or modification hereafter.

For the avoidance of doubt, the Required Redemption shall not relieve the Company of its obligation to redeem principal of the Note on the Mandatory Early Redemption Date (as defined in the Note) or reduce the Mandatory Early Redemption Amount (as defined in the Note) (i.e., the Required Redemption shall not, for purposes of the proviso at the end of the first sentence of Section 3(b) of the Note, be treated as the payment of an Aggregate Early Redemption Amount pursuant to Section 3(c) of the Note prior to the Mandatory Early Redemption Date).

                2.3           Proceedings.  In the event of any insolvency, bankruptcy, receivership, custodianship, liquidation, reorganization, assignment for the benefit of creditors or other proceeding for the liquidation, dissolution or other winding up of the Company or any of the Viking Guarantors or any of their respective properties (a “Proceeding”):

(i)           the Buyers shall be entitled to receive payment in full in cash of the Senior Indebtedness before the Subordinated Creditors are entitled to receive any payment upon the Subordinated Indebtedness, and Buyers shall be entitled to receive for application in payment such Senior Indebtedness any payment or distribution of any kind or character, whether in cash, property or securities or by set-off or otherwise, which may be payable or deliverable in any such Proceedings in respect of the Subordinated Indebtedness;

(ii)           any payment or distribution of assets of the Company or any Viking Guarantor of any kind or character, whether in cash, property or securities, by set-off or otherwise, to which the Subordinated Creditors would be entitled pursuant to the Subordinated Indebtedness but for the provisions hereof shall be paid by the liquidating trustee or agent or other Person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the Collateral Agent for the benefit of Buyers until the Senior Indebtedness shall have been Paid in Full, and the Subordinated Creditors acknowledge and agree that such payment or distribution may, particularly with respect to interest on Senior Indebtedness after the commencement of a Proceeding, result in the Subordinated Creditors receiving less than it would otherwise receive;

(iii)           the Subordinated Creditors hereby irrevocably (x) authorize, empower and direct all receivers, trustees, debtors in possession, liquidators, custodians, conservators and others having authority in the premises to effect all such payments and deliveries, and the Subordinated Creditors also irrevocably authorizes, empowers and directs, the Collateral Agent until the Senior Indebtedness shall have been Paid in Full, to demand, sue for, collect and receive every such payment or distribution, and (y) agrees to execute and deliver to the Collateral Agent and the Buyers all such further instruments confirming the authorization referred to in the foregoing clause (x); and

(iv)           the Subordinated Creditors hereby irrevocably authorize, empower and appoint Collateral Agent (until the Senior Indebtedness shall have been Paid in Full) as its agent and attorney in fact to (x) execute, verify, deliver and file such proofs of claim upon the failure of the Subordinated Creditors promptly to do so (and in any event prior to thirty (30) days before the expiration of the time to file any proof) and (y) vote such claims in any such Proceeding; provided that no holder of Senior Indebtedness shall have any obligation to execute, verify, deliver and/or file any such proof of claim or vote such claim.  In the event the Collateral Agent or any Buyer (or any agent, designee or nominee thereof) votes any claim in accordance with the authority granted hereby, the Subordinated Creditors shall not be entitled to change or withdraw such vote.

The Senior Indebtedness shall continue to be treated as Senior Indebtedness and the provisions hereof shall continue to govern the relative rights and priorities of Buyers and the Subordinated Creditors even if all or part of the Senior Indebtedness or the security interests securing the Senior Indebtedness are subordinated, set aside, avoided or disallowed in connection with any such Proceeding and the provisions hereof shall be reinstated if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by Collateral Agent, any Buyer or any agent, designee or nominee of such holder.

2.4           Incorrect Payments.  If any payment (whether made in cash, securities or other property) not permitted under this Agreement is received by the Subordinated Creditors on account of the Subordinated Indebtedness before all Senior Indebtedness is Paid in Full, such payment shall not be commingled with any asset of the Subordinated Creditors, shall be held in trust by the Subordinated Creditors for the benefit of the Buyers and shall promptly be paid over to the Collateral Agent or its designated representative, for application (in accordance with the Purchase Agreement, the Note or the Permitted Refinancing Loan Documents) to the payment of the Senior Indebtedness then remaining unpaid, until all of the Senior Indebtedness is Paid in Full.

2.5           Sale, Transfer.  No Subordinated Creditor shall sell, assign, dispose of or otherwise transfer all or any portion of the Subordinated Indebtedness (a) without giving prior written notice of such action to Collateral Agent, (b) unless prior to the consummation of any such action, the transferee thereof shall execute and deliver to Collateral Agent a joinder to this Agreement, or an agreement substantially identical to this Agreement and acceptable to the Collateral Agent, in either case providing for the continued subordination and forbearance of the Subordinated Indebtedness to the Senior Indebtedness as provided herein and for the continued effectiveness of all of the rights of Collateral Agent and Buyers arising under this Agreement and (c) unless following such sale, assignment, pledge, disposition or other transfer, there shall either be (i) no more than four (4) holders of Subordinated Indebtedness or (ii) one Person acting as agent for all holders of the Subordinated Indebtedness pursuant to documentation reasonably satisfactory to Collateral Agent such that any notices and communications to be delivered to Subordinated Creditors hereunder and any consents required by Subordinated Creditors shall be made to or obtained from such agent and shall be binding on the Subordinated Creditors as if directly obtained from the Subordinated Creditors.  In the event of a permitted sale, assignment, disposition or other transfer, the Subordinated Creditor engaging in such sale, assignment, disposition or other transfer, prior to the consummation of any such action, shall cause the transferee thereof to execute and deliver to Collateral Agent a joinder to this Agreement, or an agreement substantially identical to this Agreement and acceptable to the Collateral Agent, in either case providing for the continued subordination and forbearance of the Subordinated

Indebtedness to the Senior Indebtedness as provided herein and for the continued effectiveness of all of the rights of Buyers and Collateral Agent arising under this Agreement.  Notwithstanding the failure to execute or deliver any such agreement, the subordination effected hereby shall survive any sale, assignment, disposition or other transfer of all or any portion of the Subordinated Indebtedness, and the terms of this Agreement shall be binding upon the successors and assigns of the Subordinated Creditors, as provided in Section 10 below.

2.6           Legends.  Until the Senior Indebtedness is Paid in Full, each of the Subordinated Indebtedness Documents at all times shall contain in a conspicuous manner the following legend:

“This Note and the indebtedness evidenced hereby are subordinate in the manner and to the extent set forth in that certain Subordination Agreement (the “Subordination Agreement”) dated as of July 10, 2008 among MRU Holdings, Inc., a Delaware corporation, Printworks Series E LLC, a Delaware Limited Liability Company, Battery Ventures VII, L.P., a Delaware Limited Partnership, Battery Investment Partners VII, LLC, a Delaware Limited Liability Company, and Viking Asset Management L.L.C, to the Senior Indebtedness (as defined in the Subordination Agreement); and each holder of this Note, by its acceptance hereof, shall be bound by the provisions of the Subordination Agreement.”

2.7           Restriction on Action by Subordinated Creditors.

(a)           Until the Senior Indebtedness is Paid in Full and notwithstanding anything contained in the Subordinated Indebtedness Documents, the Purchase Agreement, the other Loan Documents or the Permitted Refinancing Loan Documents to the contrary, no Subordinated Creditor shall, without the prior written consent of Collateral Agent, agree to any amendment, modification or supplement to the Subordinated Indebtedness Documents, the effect of which is to (i) increase the maximum principal amount of the Subordinated Indebtedness or rate of interest (or cash pay rate of interest) on any of the Subordinated Indebtedness, (ii) shorten the dates upon which payments of principal or interest on the Subordinated Indebtedness are due, (iii) change in a manner adverse to the Company or add any event of default or add or make more restrictive any covenant with respect to the Subordinated Indebtedness, (iv) change the redemption, prepayment or put provisions of the Subordinated Indebtedness, (v) alter the subordination provisions with respect to the Subordinated Indebtedness, including, without limitation, subordinating the Subordinated Indebtedness to any other debt, (vi) shorten the maturity date of any of the Subordinated Indebtedness or otherwise alter the repayment terms of the Subordinated Indebtedness in a manner adverse to the Company, (vii) take any liens in any assets of the Company or any of the Viking Guarantors or any other assets securing the Senior Indebtedness or (viii) obtain any guaranties or credit support from any Person or (ix) change or amend any other term of the Subordinated Indebtedness Documents if such change or amendment would increase the obligations of the Company or confer additional material rights on the Subordinated Creditors or any other holder of the Subordinated Indebtedness in a manner adverse to the Company, Collateral Agent or Buyers.

(b)           Until the Senior Indebtedness is Paid in Full, no Subordinated Creditor shall, without the prior written consent of Collateral Agent, take or continue any action, or exercise any rights, remedies or powers in respect of the Subordinated Note or any other Subordinated Indebtedness Documents, or exercise or continue to exercise any other right or remedy at law or in equity that the Subordinated Creditor might otherwise possess, to collect any amount due and payable in respect of any Subordinated Note or any of the other Subordinated Indebtedness, including, without limitation, the acceleration of the Subordinated Indebtedness, the commencement of any action to enforce payment or foreclosure on any lien or security interest, the filing of any petition in bankruptcy or the taking advantage of any other insolvency law of any jurisdiction (any of the foregoing, an “Enforcement Action”).  If any Subordinated Creditor shall attempt to take any Enforcement Action or otherwise seek to collect or realize upon any of the Subordinated Indebtedness in violation of the terms hereof, the holders of the Senior Indebtedness may, by virtue of the terms hereof, restrain any such Enforcement Action or other action, either in its own name or in the name of the Company.

(c)           Until the Senior Indebtedness is Paid in Full, any Liens of Subordinated Creditors in the Collateral which may exist in breach of the Subordinated Creditors’ agreement pursuant to subsection 2.7(a)(vii) or Section 18 of this Agreement shall be and hereby are subordinated for all purposes and in all respects to the Liens of Collateral Agent and Buyers in the Collateral, regardless of the time, manner or order of perfection of any such Liens.  In the event that a Subordinated Creditor obtains any Liens in the Collateral in violation of subsection 2.7(a)(vii) or Section 18 of this Agreement, such Subordinated Creditor (i) shall (or shall cause its agent) to promptly execute and deliver to Collateral Agent such termination statements and releases as Collateral Agent shall request to effect the release of the Liens of the Subordinated Creditor in such Collateral and (ii) shall be deemed to have authorized Collateral Agent to file any and all termination statements required by Collateral Agent in respect of such Liens. In furtherance of the foregoing, each Subordinated Creditor hereby irrevocably appoints Collateral Agent as its attorney-in-fact, with full authority in the place and stead of the Subordinated Creditor and in the name of the Subordinated Creditor or otherwise, to execute and deliver any document or instrument which the Subordinated Creditor may be required to deliver pursuant to this subsection 2.7(c).

3.            Continued Effectiveness of this Agreement; Modifications to Senior Indebtedness.

(a)           The terms of this Agreement, the subordination effected hereby, and the rights and the obligations of Subordinated Creditors, Collateral Agent and Buyers arising hereunder, shall not be affected, modified or impaired in any manner or to any extent by: (i) any amendment or modification of or supplement to the Purchase Agreement, any other Loan Document or any Permitted Refinancing Loan Document or any Subordinated Indebtedness Document; (ii) the validity or enforceability of any of such documents; or (iii) any exercise or non-exercise of any right, power or remedy under or in respect of the Senior Indebtedness or the Subordinated Indebtedness or any of the instruments or documents referred to in clause (i) above.

(b)           Collateral Agent and Buyers may at any time and from time to time in their sole discretion, renew, amend, refinance, extend or otherwise modify the terms and provisions of Senior Indebtedness (including, without limitation, the terms and provisions relating to the principal amount outstanding thereunder, the rate of interest thereof, the payment terms thereof and the provisions thereof regarding default or any other matter) or exercise (or refrain from exercising) any of their rights under the Loan Documents, all without notice to or consent from the Subordinated Creditors and without incurring liability to the Subordinated Creditors and without impairing or releasing the obligations of the Subordinated Creditors under this Agreement.  No compromise, alteration, amendment, renewal, restatement, refinancing or other change of, or waiver, consent or other action in respect of any liability or obligation under or in respect of, any terms, covenants or conditions of Senior Indebtedness or the Loan Documents, whether or not in accordance with the provisions of the Senior Indebtedness, shall in any way alter or affect any of the subordination provisions hereof.

4.            Representations and Warranties.

Each of the Subordinated Creditors hereby represents and warrants (as to itself and not as to any other Subordinated Creditor) to Collateral Agent and Buyers as follows:

4.1           Existence and Power.  The Subordinated Creditor is duly organized, validly existing and in good standing under the laws of the state of its organization.

4.2           Authority.  The Subordinated Creditor has full power and authority to enter into, execute, deliver and carry out the terms of this Agreement and to incur the obligations provided for herein, all of which have been duly authorized by all proper and necessary action and are not prohibited by the organizational documents of the Subordinated Creditor.

4.3           Binding Agreements.  This Agreement, when executed and delivered, will constitute the valid and legally binding obligation of the Subordinated Creditor enforceable in accordance with its terms.

4.4           Conflicting Agreements; Litigation.  No provisions of any mortgage, indenture, contract, agreement, statute, rule, regulation, judgment, decree or order binding on the Subordinated Creditor or affecting the property of the Subordinated Creditor conflicts with, or requires any consent which has not already been obtained under, or would in any way prevent the execution, delivery or performance of the terms of this Agreement.  The execution, delivery and carrying out of the terms of this Agreement will not constitute a default under, or result in the creation or imposition of, or obligation to create, any Lien upon the property of the Subordinated Creditor pursuant to the terms of any such mortgage, indenture, contract or agreement.  No pending or, to the best of the Subordinated Creditor’s knowledge, threatened, litigation, arbitration or other proceedings if adversely determined would in any way prevent the performance of the terms of this Agreement.

4.6           No Divestiture.  On the date hereof, the Subordinated Creditor which is signatory hereto is the current owner and holder of its Subordinated Note and all other Subordinated Indebtedness Documents.

4.7           Default under Subordinated Indebtedness Documents.

(a)           To the knowledge of the Subordinated Creditor, on the date hereof, no default exists under or with respect to its Subordinated Note or any of the other Subordinated Indebtedness Documents.

(b)           The Company hereby represents and warrants to Collateral Agent and Buyers that the signatories to this Agreement under the heading “Subordinated Creditors” constitute all of the holders of the Subordinated Notes and the other Subordinated Indebtedness.

5.            Cumulative Rights, No Waivers.  Each and every right, remedy and power granted to Collateral Agent or Buyers hereunder shall be cumulative and in addition to any other right, remedy or power specifically granted herein, in the Purchase Agreement, the other Loan Documents or Permitted Refinancing Loan Documents or now or hereafter existing in equity, at law, by virtue of statute or otherwise, and may be exercised by Collateral Agent or Buyers, from time to time, concurrently or independently and as often and in such order as Collateral Agent or Buyers may deem expedient.  Any failure or delay on the part of Collateral Agent or Buyers in exercising any such right, remedy or power, or abandonment or discontinuance of steps to enforce the same, shall not operate as a waiver thereof or affect Collateral Agent’s or Buyers’ right thereafter to exercise the same, and any single or partial exercise of any such right, remedy or power shall not preclude any other or further exercise thereof or the exercise of any other right, remedy or power, and no such failure, delay, abandonment or single or partial exercise of Collateral Agent’s or Buyers’ rights hereunder shall be deemed to establish a custom or course of dealing or performance among the parties hereto.

6.            Modification.  Any modification or waiver of any provision of this Agreement, or any consent to any departure by Collateral Agent or any Subordinated Creditor therefrom, shall not be effective in any event unless the same is in writing and signed by Collateral Agent and the holders of at least 51% of the then outstanding principal balance of the Subordinated Note, and then such modification, waiver or consent shall be effective only in the specific instance and for the specific instance and for the specific purpose given.  Any notice to or demand on any Subordinated Creditor in any event not specifically required of Collateral Agent hereunder shall not entitle any Subordinated Creditor to any other or further notice or demand in the same, similar or other circumstances unless specifically required hereunder.

7.            Additional Documents and Actions.  The Subordinated Creditors at any time, and from time to time, after the execution and delivery of this Agreement, upon the request of Collateral Agent and at the expense of Company, promptly will execute and deliver such further documents and do such further acts and things as Collateral Agent may request in order to effect fully the purposes of this Agreement.

8.            Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to a Subordinated Creditor:	Tony Bobulinski Director of Investments YDS Investment Company, LLC 1801 Century Park West, 5th Floor Los Angeles, CA 90067

If to a Subordinated Creditor:	Battery Ventures VII, L.P. Battery Investment Partners VII, LLC 930 Winter Street, Suite 2500 Waltham, MA 02451 Attention: Michael M. Brown Telecopy: (781) 478-6601

With a copy to:	Nixon Peabody LLP 100 Summer Street Boston, MA 02110 Attention: Christopher P. Keefe Telecopy: (866) 947-1550

If to the Company:	MRU Holdings, Inc. 590 Madison Avenue, 13th Floor New York, NY 10022 Attention: Yariv Katz, Esq. Telecopy: (866) 896- 1055

With a copy to:	Paul, Hastings, Janofsky & Walker LLP 75 East 55th Street New York, NY 10022 Attention: Michael L. Zuppone, Esq. Telecopy: (212) 318-6906

If to Collateral Agent:	Viking Asset Management L.L.C. 600 Montgomery Street, 44th Floor San Francisco, CA 94111 Attention: Michael Rudolph Telecopy: (415) 981-5301

with a copy to:	Viking Asset Management, LLC 10 Glenville Street, 3rd Floor Greenwich, Connecticut 06831 Attention: Robert J. Brantman Facsimile: (646) 840-4958

with a copy to:	Katten Muchin Rosenman LLP 525 West Monroe Street Chicago, Illinois 60661-3693 Attn: Mark Wood, Esq. Telecopy: (312) 577-8858

or, in the case of party named above, at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change.  Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service shall be rebuttable evidence of personal service, receipt by facsimile or deposit with a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

9.            Severability.  In the event that any provision of this Agreement is deemed to be invalid by reason of the operation of any law or by reason of the interpretation placed thereon by any court or governmental authority, this Agreement shall be construed as not containing such provision and the invalidity of such provision shall not affect the validity of any other provisions hereof, and any and all other provisions hereof which otherwise are lawful and valid shall remain in full force and effect.

10.          Successors and Assigns.  This Agreement shall inure to the benefit of the successors and assigns of Collateral Agent and Buyers and shall be binding upon the successors and assigns of the Subordinated Creditors and the Company.

11.          Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

12.           Defines Rights of Creditors; Subrogation.

(a)           The provisions of this Agreement are solely for the purpose of defining the relative rights of Subordinated Creditors, Collateral Agent and Buyers and shall not be deemed to (i) create any rights or priorities in favor of any other Person, including, without limitation, the Company or any Viking Guarantor, or (ii) amend any of the Loan Documents or in any way waive any of the rights that the Collateral Agent and the Buyers have against the Company or any Viking Guarantor under the Loan Documents.

(b)           Subject to the Payment in Full of the Senior Indebtedness, in the event and to the extent cash, property or securities otherwise payable or deliverable to the holders of the Subordinated Indebtedness shall have been applied pursuant to this Agreement to the payment of Senior Indebtedness, then and in each such event, the holders of the Subordinated Indebtedness shall be subrogated to the rights of each holder of Senior Indebtedness to receive any further payment or distribution in respect of or applicable to the Senior Indebtedness; and, for the purposes of such subrogation, no payment or distribution to the holders of Senior Indebtedness of any cash, property or securities to which any holder of Subordinated Indebtedness would be entitled except for the provisions of this Agreement shall, and no payment over pursuant to the provisions of this Agreement to the holders of Senior Indebtedness by the holders of the Subordinated Indebtedness shall, as between the Company or any Viking Guarantor, its creditors other than the holders of Senior Indebtedness and the holders of Subordinated Indebtedness, be deemed to be a payment by the Company or any Viking Guarantor to or on account of Senior Indebtedness.

13.          Conflict.  In the event of any conflict between any term, covenant or condition of this Agreement and any term, covenant or condition of any of the Subordinated Indebtedness Documents, the provisions of this Agreement shall control and govern.  For purposes of this Section 13, to the extent that any provisions of any of the Subordinated Indebtedness Documents provide rights, remedies and benefits to Collateral Agent or Buyers that exceed the rights, remedies and benefits provided to Collateral Agent or Buyers under this Agreement, such provisions of the applicable Subordinated Indebtedness Documents shall be deemed to supplement (and not to conflict with) the provisions hereof.

14.          Statement of Indebtedness to Subordinated Creditors.  Company will furnish to Collateral Agent upon demand, a statement of the indebtedness owing from the Company to Subordinated Creditors, and will give Collateral Agent access to the books of the Company in accordance with the Purchase Agreement so that Collateral Agent can make a full examination of the status of such indebtedness.

15.          Headings.  The paragraph headings used in this Agreement are for convenience only and shall not affect the interpretation of any of the provisions hereof.

16.          Termination.  This Agreement shall terminate upon the Payment in Full of the Senior Indebtedness.

17.          Subordinated Default Notice.  The Subordinated Creditors and the Company shall provide Collateral Agent with a Subordinated Default Notice upon the occurrence of each

Subordinated Default, and Subordinated Creditors shall notify Collateral Agent in the event such Subordinated Default is cured or waived.

18.          No Contest of Senior Indebtedness or Liens; No Security for Subordinated Indebtedness.  Each Subordinated Creditor agrees that it will not, and will not encourage any other Person to, at any time, contest the validity, perfection, priority or enforceability of the Senior Indebtedness or Liens in the Collateral granted to Collateral Agent pursuant to the Purchase Agreement, the other Loan Documents or the Permitted Refinancing Loan Documents or accept or take any collateral security for the Subordinated Indebtedness.  In furtherance of the foregoing, on the date hereof, each Subordinated Creditor hereby represents and warrants that it has not taken or received a security interest in, or lien upon, any asset of the Company or any Viking Guarantor, whether in respect of the Subordinated Indebtedness or otherwise.

19.          Governing Law, Jurisdiction Waiver of Jury Trial.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

20.          Waiver of Consolidation.  Each Subordinated Creditor acknowledges and agrees that (i) the Company and each Viking Guarantor are each separate and distinct entities; and (ii) it will not at any time insist upon, plead or seek advantage of any substantive consolidation, piercing the corporate veil or any other order or judgment that causes an effective combination of the assets and liabilities of the Company and any Viking Guarantor in any case or proceeding under Title 11 of the United States Code or other similar proceeding.

[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

IN WITNESS WHEREOF, the Subordinated Creditors, the Company, Collateral Agent and Buyers has caused this Agreement to be executed as of the date first above written.

SUBORDINATED CREDITORS:

PRINTWORKS SERIES E LLC,  Delaware Limited
Liability Company

By:  /s/ Younes Nazarian
       Name: Younes Nazarian
       Title: Managing Member

BATTERY VENTURES VII, L.P., a Delaware Limited
Partnership

By:  Battery Partners VII, LLC
Its:   General Partner
By: /s/ Thomas J. Crotty
                      Name: Thomas J. Crotty
                      Title: Member Manager

BATTERY INVESTMENT PARTNERS VII, LLC, a
Delaware Limited Liability Company

By:  Battery Partners VII, LLC
Its:  Manager

By: /s/ Thomas J. Crotty
                      Name: Thomas J. Crotty
                      Title: Member Manager

THE COMPANY:

MRU HOLDINGS, INC., a Delaware corporation

By:  /s/ Vishal Garg
Name: Vishal Garg
Title:   Co-President

COLLATERAL AGENT:

VIKING ASSET MANAGEMENT L.L.C. in its capacity
as collateral agent for Buyers

By: /s/ S. Michael Rudolph
Name:  S. Michael Rudolph
Title:   Chief Financial Officer

BUYERS:

LONGVIEW MARQUIS MASTER FUND, L.P., a
British Virgin Islands limited partnership
By:  Viking Asset Management, LLC
Its:   Investment Manager

By:  /s/ S. Michael Rudolph
     Name: S. Michael Rudolph
     Title:   Chief Financial Officer